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                      FORM OF PRICING RECOMMENDATION LETTER



                             Date: January __, 2000

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
917 W. Sprague Avenue
Spokane, Washington  99201

Re:  Pricing Recommendation of Cruttenden Roth Incorporated
     Summit Securities, Inc. Offering of $20,000,000 of
     Variable Rate Cumulative Preferred Stock, Series S-3

Dear Mr. Sandifur:

     This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in subparagraph (b)(15)of Rule 2720 to the NASD Conduct Rules, as amended ("Rule 2720").

     Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the price of $100.00 per share on the Variable Rate Cumulative Preferred Stock, Series S-3 (provided that the manner in which the computation of distributions are those set forth in Schedules A and B to the Agreement to Act as "Qualified Independent Underwriter" dated December 30, 1999 which is filed as Exhibit 1.02 to the registration statement), is no higher than that which we would recommend.

     We hereby consent to the use of our name as a "qualified independent underwriter," to the Registration Statement filed by Summit Securities, Inc. with respect to the above-referenced matter.

                                             Very truly yours,

                                             CRUTTENDEN ROTH INCORPORATED

                                             By:
                                                ----------------------------


cc: National Association of Securities Dealers, Inc.